STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of April 15, 2008 but effective as of the Closing Date (defined herein) (this “Agreement”), by and among Cyberspace Vita, Inc., a Nevada corporation (the “Company”), Henry C. Casden (the “Seller”) and the entities listed on Exhibit A (the “Purchaser”). The Company, the Seller and the Purchaser are individually referred to herein as a “Party” and collectively, as the “Parties”.

BACKGROUND

The Seller is the owner of 4,000,000 shares of common stock of the Company (the “Seller Shares”). The Seller desires to sell and the Purchaser desires to purchase the Seller Shares which represent approximately 80.8% of the issued and outstanding capital stock of the Company as of the date hereof calculated on a fully-diluted basis pursuant to the terms hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the Company, the Seller and the Purchaser hereby agree as follows:

1. Purchase and Sale.

The Seller shall sell, transfer, convey and deliver unto the Purchaser the Seller Shares and the Purchaser shall acquire and purchase from the Seller, the Seller Shares.

2. Purchase Price.

(a) General. The purchase price (the “Purchase Price”) for the Seller Shares, in the aggregate, is Four Hundred Thousand Dollars ($400,000.00) payable as specified in this Section 2 subject to the other terms and conditions of this Agreement.

(b) Cash Deposit. At the end of the Due Diligence Period (defined in Section 7), the Purchaser shall make a cash deposit into the trust account of Robert L. B. Diener, Esq.(“Diener”), in the amount of Fifty Thousand Dollars ($50,000.00) (the “Cash Deposit”) which shall be fully credited against the Purchase Price at the Closing (as defined below). The Cash Deposit shall be wired to Seller by Diener by Federal funds wire transfer on April, 15, 2008. If the Seller complies with all terms set forth herein and the Closing does not occur solely due to the failure of the Purchaser to perform its obligations hereunder, then the Cash Deposit shall be retained by the Seller as liquidated damages and shall become non-refundable.

(c) Accounting Payment. At the end of the Due Diligence Period, the Purchaser shall make a cash deposit into the trust account of Diener in the amount of Twenty Two Thousand Three Hundred Thirty Eight Dollars and Fifty Cents ($22,338.50) (the “Accounting Payment”) which amount shall be fully credited against the Purchase Price at the Closing. The Accounting Payment represents the total aggregate amounts due for certain Liabilities (as defined under Section 2(e)) payable to De Joya Griffith & Company, LLC and Lynda Keeton CPA by the Company. On or before, April 21, 2008, Diener shall cause the Accounting Payment to be disbursed, by Federal funds wire transfers, to: De Joya Griffith & Company, LLC ($8,021.00) and Lynda Keeton CPA ($14,317.50).

(d) Payment at Closing. At the Closing, the Purchaser shall, subject to Section 2(e), pay to the Seller the Purchase Price consisting of Three Hundred Twenty Seven Thousand Six Hundred and Sixty-One Dollars and Fifty Cents ($327,661.50) (the “Escrow Deposit”), the Cash Deposit and the Accounting Payment.

(e) Adjustment for Outstanding Liabilities. If the Company has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes (“Liability(ies)”), as of the Closing, the portion of the Purchase Price payable at the Closing shall be reduced on a dollar for dollar basis by the amount of such Liability and the amounts payable by Purchaser hereunder shall be reduced accordingly. For the purposes of this Agreement, Liabilities include shall the Accounting Payment payable by the Company to De Joya Griffith & Company, LLC and Lynda Keeton CPA.

3. The Closing.

(a) General. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by exchange of documents among the Parties by fax or courier, as appropriate, following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) on May 5, 2008 (the “Closing Date”).

(b) Delivery of Certificates and Escrow Deposit into Escrow. The Parties shall deliver the following to Thelen Reid Brown Raysman & Steiner LLP (the “Law Firm”) by April 30, 2008: (i) the Seller shall deliver certificates (the “Certificate(s)”) evidencing all of the Seller Shares together with duly executed, medallion-guaranteed Stock Powers with respect thereto; and (ii) the Purchaser shall deposit by wire transfer the Escrow Deposit and the Broker Payments (as defined in Section 8). The Law Firm shall hold the Certificate(s) and the Escrow Deposit in escrow pursuant to the Escrow Agreement (the “Escrow Agreement”) in the form of Exhibit B being entered into on the date hereof by the Law Firm, the Seller and the Purchaser until the Closing at which time the Law Firm shall deliver the Certificates to the Purchaser against delivery to the Seller of the Escrow Deposit, less Liabilities, if any, that are due at Closing.

(c) Deliveries at the Closing. At the Closing: (i) the Seller shall deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 11(a) below, (ii) the Purchaser shall deliver to the Seller the various certificates, instruments, and documents referred to in Section 11(b) below, (iii) the Law Firm shall deliver to the Purchaser the Certificates, endorsed in blank or accompanied by duly executed assignment documents and including a Medallion Guarantee, including delivery by releasing the Certificates from escrow, (iv) the Law Firm shall deliver to the Seller the Escrow Deposit less any Liabilities by Federal funds wire transfer, and (v) the Law Firm shall deliver the Broker Payments respectively to Excelsus Capital Partners LLC ($35,000.00) and Growth Direct, LLC ($35,000.00) by Federal funds wire transfer.

4. Representations and Warranties of the Seller.

The Seller represents and warrants to the Purchaser that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

(a) The Seller has the power and authority to execute, deliver and perform such the Seller’s obligations under this Agreement and to sell, assign, transfer and deliver to the Purchaser the Seller Shares as contemplated hereby. No permit, consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority or consent of any third party is required in connection with the execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby.

(b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms and conditions hereof by the Seller will violate or result in a breach of any term or provision of any agreement to which the Seller is bound or is a party, or be in conflict with or constitute a default under, or cause the acceleration of the maturity of any obligation of the Seller under any existing agreement or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any properties or assets of the Seller.

(c) This Agreement has been duly and validly executed by the Seller, and constitutes the valid and binding obligation of the Seller and the Company, enforceable against the Seller and the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally or by limitations, on the availability of equitable remedies.

(d) The Seller Shares are owned beneficially and of record by the Seller and are validly issued and outstanding, fully paid for and non-assessable with no personal liability attaching to the ownership thereof. The Seller owns the Seller Shares free and clear of all liens, charges, security interests, encumbrances, claims of others, options, warrants, purchase rights, contracts, commitments, equities or other claims or demands of any kind (collectively, “Liens”), and upon delivery of the Seller Shares to the Purchaser, the Purchaser will acquire good, valid and marketable title thereto free and clear of all Liens. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than pursuant to this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

(e) The Sellers Shares were acquired by Seller free and clear of all Liens from the following former stockholders of the Company, Robert T. Yarbray and Eleanor Yarbray (together, the “Yarbrays”) on November 7, 2006 (with the shares officially issued to Seller by the Company’s transfer agent on October 1, 2007), as payment for certain legal services provided on behalf of the Yarbrays by the Seller.

(f) The date of acquisition of the Seller Shares are true and correct.

5. Representations and Warranties of the Company.

The Company and the Seller, jointly and severally, represent and warrant to the Purchaser that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

(a) The Company is a corporation in good standing duly incorporated in the State of Nevada. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its business. The Company has no subsidiaries and does not control any other subsidiaries, directly or indirectly, or have any direct or indirect equity participation in any other entity.

(b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms and conditions hereof by the Company will violate or result in a breach of any term or provision of any agreement to which the Company is bound or is a party, or the Company’s Articles of Incorporation or By-Laws, or be in conflict with or constitute a default under, or cause the acceleration of the maturity of any obligation of the Company under any existing agreement or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

(c) This Agreement has been duly and validly executed by the Company and constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally or by limitations, on the availability of equitable remedies.

(d) The Company’s authorized capital stock, as of the date of this Agreement and as of the Closing, consists of 100,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), of which 4,951,000 shares are issued and outstanding and no shares of preferred stock. The Company has not reserved any shares of its Common Stock for issuance upon the exercise of options, warrants or any other securities that are exercisable or exchangeable for, or convertible into, Common Stock. All of the issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable and have been issued in compliance with applicable laws, including, without limitation, applicable federal and state securities laws. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company or securities exercisable or exchangeable for, or convertible into, capital stock of the Company, nor is the Company committed to issue any such option, warrant, right or security. There are no agreements relating to the voting, purchase or sale of capital stock (i) between or among the Company and any of its stockholders, (ii) between or among the Seller and any third party, or (iii) to the best knowledge of the Seller between or among any of the Company’s stockholders. The Company is not a party to any agreement granting any stockholder of the Company the right to cause the Company to register shares of the capital stock of the Company held by such stockholder under the Securities Act. The stockholder list provided to the Purchaser is a current shareholder list generated by its transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Company’s Common Stock.

(e) The Company does not have any restrictions in place relative to its ability to implement any reverse split of its common stock.

(f) As of the date hereof, the Company has total Liabilities of no more than $1,000.00, which Liabilities will be paid off at or prior to the Closing and which Liabilities shall in no event become Liabilities of the Purchaser or remain Liabilities of the Company following the Closing and, as of the Closing Date, will have no assets.

(g) The Seller is the beneficial holder of record of the Seller Shares.

(h) There is no legal, administrative, investigatory, regulatory or similar action, suit, claim or proceeding which is pending or, to the Seller’s knowledge, threatened against the Company.

(i) The Company has one market maker for its common shares and such market makers have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of the Company.

(j) During the period from its inception through March 31, 2008, the Company has filed or furnished (i) all reports, schedules, forms, statements, prospectuses and other documents required to be filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company (all such documents, as amended or supplemented, are referred to collectively as, the “Company SEC Documents”) and (ii) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any applicable Company SEC Document (collectively, the “SOX Certifications”). The Company has made available to the Purchaser all SOX Certifications and comment letters received by the Company from the staff of the SEC and all responses to such comment letters by or on behalf of the Company. Through March 31, 2008, the Company complied in all respects with its SEC filing obligations under the Exchange Act and the Securities Act.  Each of the audited financial statements and related schedules and notes thereto and unaudited interim financial statements of the Company (collectively, the “Company Financial Statements”) contained in the Company SEC Documents (or incorporated therein by reference) were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except in the case of interim unaudited financial statements) except as noted therein, and fairly present in all respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments (the effect of which will not, individually or in the aggregate, be adverse) and, such financial statements complied as to form as of their respective dates in all respects with applicable rules and regulations of the SEC. The financial statements referred to herein reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person not already included in such financial statements are required by GAAP to be included in the consolidated financial statements of the Company.  As of their respective dates, each of the Company SEC Documents was prepared in accordance with and complied with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, and the Company SEC Documents (including all financial statements included therein and all exhibits and schedules thereto and all documents incorporated by reference therein) did not, as of the date of effectiveness in the case of a registration statement, the date of mailing in the case of a proxy or information statement and the date of filing in the case of other the Company SEC Documents, contain any untrue statement of a fact or omit to state a fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Company nor, to the Company’s knowledge, any of its officers has received notice from the SEC or any other governmental authority questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of the SOX Certifications.

(k) The Company has properly and timely filed all federal, state and local tax returns and has paid all taxes, assessments and penalties due and payable. All such tax returns were complete and correct in all respects as filed, and no claims have been assessed with respect to such returns. There are no present, pending, or threatened audit, investigations, assessments or disputes as to taxes of any nature payable by the Company or its subsidiary, nor any tax liens whether existing or inchoate on any of the assets of the Company or any of its subsidiaries, except for current year taxes not presently due and payable. No IRS or foreign, state, county or local tax audit is currently in progress. Neither the Company nor its subsidiary has waived the expiration of the statute of limitations with respect to any taxes. There are no outstanding requests by the Company or its subsidiary for any extension of time within which to file any tax return or to pay taxes shown to be due on any tax return.

(l) The Company does not have any ongoing operations and does not employ any employees and does not maintain any employee benefit or stock option plans.

(m) Except as set forth in Schedule 5(m) annexed hereto, since March 31, 2008, there has not been any event or condition of any character which has adversely affected, or may be expected to adversely affect, the Company’s business or prospects, including, but not limited to any adverse change in the condition, assets, liabilities (existing or contingent) or business of the Company from that shown in the financial statements of the Company included in its quarterly report on Form 10-QSB filed for the fiscal quarter ended March 31, 2008.

(n) The Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all governmental authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply. To the Seller’s knowledge, neither the Company, nor any officer, director, employee, consultant or agent of the Company has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to any governmental official, customer or supplier for the purpose of influencing any official act or decision of such official, customer or supplier or inducing him, her or it to use his, her or its influence to affect any act or decision of a governmental authority or customer, under circumstances which could subject the Company or any officers, directors, employees or consultants of the Company to administrative or criminal penalties or sanctions.

(o) No representation or warranty by the Company in this Agreement, nor in any certificate, schedule or exhibit delivered or to be delivered pursuant to this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

6. Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Seller as follows:

(a) The Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting the enforceability of creditor’s rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof will: violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of any material note, bond, indenture, mortgage, deed or trust, license, lease, agreement or other instrument or obligation to which he is a party or by which he or any of his properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults as do not have, in the aggregate, any material adverse effect; or violate any material order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or to any of its properties or assets, except for such violations which do not have, in the aggregate, any material adverse effect.

(c) The Purchaser is acquiring the Seller Shares for its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act. The Purchaser agrees not to sell or otherwise transfer the Seller Shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available. The Purchaser has the requisite knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring the Securities.

(d) No permit, consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority or the consent of any third party is required in connection with the execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby.

(e) The Purchaser is aware that the Seller is an affiliate of the Company and that the Seller Shares are restricted in accordance with Rule 144 of the Securities Act.

7. Due Diligence.

Prior to the Closing, the Purchaser has conducted a due diligence investigation relative to the Company and the representations, warranties and covenants of the Seller and the Company. The Seller and the Company have previously provided the Purchaser and its agents and representatives with any and all due diligence documents reasonably requested, including but not limited to financial statements and evidence of the Company’s good standing in all jurisdictions where it is authorized to do business. The Purchaser may, in its sole discretion, terminate this transaction prior to the Closing during the due diligence period starting April 1, 2008 and ending on April 14, 2008 (the “Due Diligence Period”) without further liability if (i) the Purchaser shall determine that any representation, warranty or covenant of the Seller or the Company is untrue or misleading or cannot be otherwise verified or (ii) the Purchaser shall determine that the Company is unsuitable for its intend purposes.

8. Brokers and Finders.

At the Closing, in addition to the payment of the Purchase Price, the Purchaser shall be responsible for the payment of an aggregate of $70,000.00 to Exelsus Capital Partners LLC and Growth Direct, LLC (the “Broker Payments”). The Seller and the Company hereby represent and warrant to the Purchaser, that other than the foregoing, there are no other finders and no parties shall be responsible for the payment of any finders’ fees other than as specifically set forth herein and neither the Seller nor the Company, nor any of their respective directors, officers or agents on their behalf, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or financial advisory services or other similar payment in connection with this Agreement.

9. Pre-Closing Covenants.

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use their best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 11 below).

(b) Form 8-K Filing; Notices and Consents. Concurrent with the Closing of this Agreement, the Company through the Purchaser shall cause a Form 8-K to be filed with the SEC with respect to its having entered into a “material contract.” The Seller will cause the Company to give any notices to third parties, and will cause the Company to use its best efforts to obtain any third party consents that the Purchaser may reasonably request. Each of the Parties will (and the Seller will cause the Company to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governmental authorities necessary in order to consummate the transactions contemplated hereby. The parties acknowledge that SEC Rule 14f-1 under the Exchange Act requires that an information statement containing certain specified disclosures be filed with the SEC and mailed to the Company’s shareholders at least 10 days before any person designated by the Purchaser can become a director of the Company. The Purchaser and the Seller agree to cooperate fully with the Company in the preparation and filing of such information statement and to provide all information therefor respectively needed from them in a timely manner, so as not to cause undue delay in the filing of the information statement or any amendment thereto. Otherwise, neither the Company nor the Seller is aware of any third party consent nor other filing or notice to third parties that is necessary in respect of this Agreement.

(c) Prohibited Activities. The Seller will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction except for ministerial matters necessary to maintain the Company in good standing and to arrange for the filing of all necessary reports required to be filed by the Company under the Exchange Act. Without limiting the generality of the foregoing, the Seller will not cause or permit the Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock except as otherwise expressly specified herein, (ii) issue, sell, or otherwise dispose of any of its capital stock, or grant any options, warrants, preemptive or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, (iii) make any capital expenditures, loans, or incur any other obligations or liabilities, (iv) enter into any agreements involving expenditures individually, or in the aggregate, of more than $1,000 (other than as permitted hereunder or agreements for professional services which will be paid in full at or prior to the Closing), (v) enter into any agreement or incur any other commitment or (vi) otherwise engage in any practice, take any action, or enter into any transaction that is inconsistent with the transactions contemplated hereby.

(d) Notice of Developments. The Seller shall give prompt written notice to the Purchaser of any material adverse development causing a breach of any of the representations and warranties in Section 5 above. No disclosure by any Party pursuant to this Section, however, shall be deemed to amend or supplement the disclosures contained in the Schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(e) Exclusivity. Prior to the Closing Date, neither the Seller nor the Company shall, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of the Seller Shares or any capital stock or other voting securities, or any assets (including any acquisition structured as a merger, consolidation, or share exchange) of the Company or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Seller will vote the Seller Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Seller shall notify the Purchaser immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

10. Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 12 below). The Seller acknowledges and agrees that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Company.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other Party will cooperate with him or it and him or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 12 below).

11. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Purchaser.

The obligation of the Purchaser to consummate the transactions to be performed by the Purchaser in connection with the Closing are subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Sections 4 and 5 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Seller shall have performed and complied with all of his covenants hereunder in all material respects through the Closing;

(iii) the Company shall have procured all of the third party consents required in order to effect the Closing;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Purchaser to own the Seller Shares and to control the Company, or (D) affect adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Seller shall have delivered to the Purchaser a certificate to the effect that (A) each of the conditions specified above in Section 11(a)(i)-(iv) is satisfied in all respects, and (B) as of the Closing, the Company has no Liabilities;

(vi) the Purchaser shall have received the resignations, effective as of the tenth (10th) day following the filing by the Company of a Schedule 14f-1 information statement with the SEC, of each director of the Company and the Purchaser shall have received the resignations, effective as of the Closing, of each officer of the Company. The designee(s) specified by the Purchaser shall have been appointed as officers of the Company and any designee(s) of the Purchaser who may be lawfully appointed to the Board of Directors of the Company as of the Company shall have been appointed;

(vii) there shall not have been any occurrence, event, incident, action, failure to act, or transaction since January 1, 2008 which has had or is reasonably likely to cause a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of the Company;

(viii) the Purchaser shall have completed the business, accounting and legal due diligence review of the Company, and the results thereof shall be satisfactory to the Purchaser;

(ix) the Purchaser shall have received such pay-off letters and releases relating to Liabilities as they shall have requested and such pay-off letters shall be in form and substance satisfactory to the Purchaser;

(x) the Purchaser shall have conducted UCC, judgment lien and tax lien searches with respect to the Company, the results of which indicate no liens on the assets of the Company;

(xi) the Company shall have delivered its Articles of Incorporation and By-Laws, both as amended to the Closing Date, certified by the Secretary of the Company, resolutions adopted by the Board of Directors of the Company authorizing this Agreement and the transactions contemplated hereby and the Company shall have delivered to the Purchaser the Company’s original minute book and corporate seal and all other original corporate documents and agreements;

(xii) the Company shall have delivered to the Purchaser a Certificate of Good Standing in respect of the Company issued by the Secretary of State of the State of Nevada dated no earlier than 5 days prior to the Closing;

(xiii) the Company shall have maintained at and immediately after the Closing its status as a company whose Common Stock is quoted on the OTC Bulletin Board;

(xiv) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser, and

(xv) At the Closing, other than the Seller Shares, there shall be no more than 951,000 shares Common Stock of the Company issued and outstanding.

The Purchaser may waive any condition specified in this Section 11(a) at or prior to the Closing in writing executed by the Purchaser.

(b) Conditions to Obligation of the Seller.

The obligations of the Seller to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing including payment of the Purchase Price;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) the Purchaser shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 11(b)(i)-(iii) is satisfied in all respects; and

(v) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 11(b) at or prior to the Closing in writing executed by the Seller.

12. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Parties shall survive the Closing hereunder (even if a Party knew or had reason to know of any misrepresentation or breach of warranty by another Party at the time of Closing) and continue in full force and effect for a period of twelve (12) months thereafter.

(b) Indemnification Provisions for Benefit of the Purchaser.

(i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 12(a) above, provided that the Purchaser makes a written claim for indemnification against the Seller within such survival period, then the Seller shall indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Purchaser may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, Liens, losses, lost value, expenses, and fees, including court costs and reasonable attorneys’ fees and reasonable expenses not to exceed the amount of any such claim.

(ii) The Seller shall indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser or the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company (whether or not accrued or otherwise disclosed) (x) for any taxes of the Company with respect to any tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date) and (y) for the unpaid taxes of any Person (other than the Company) under Section 1.1502-6 of the Regulations adopted under the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(iii) The Seller shall indemnify the Purchaser from and against the entirety of any Liabilities arising out of the ownership of the Seller Shares or operation of the Company prior to the Closing.

(iv) The Seller shall indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser or the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by any indebtedness or other Liabilities of the Company existing as of the Closing Date.

(c) Indemnification Provisions for Benefit of the Seller. In the event the Purchaser breaches (or in the event any third party alleges facts that, if true, would mean the Purchaser has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 12(a) above, provided that the Seller makes a written claim for indemnification against the Purchaser within such survival period, then the Purchaser shall indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 12, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 12(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv) In the event any of the conditions in Section 12(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 12.

(v) Other Indemnification Provisions. The Seller hereby indemnifies the Company against any and all claims that may be filed by a current or former officer, director or employee of the Seller by reason of the fact that such person was a director, officer, employee, or agent of the Company or was serving the Company at the request of the Seller or the Company as a partner, trustee, director, officer, employee, or agent of another entity, whether such claim is for accrued salary, compensation, indemnification, judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought against the Company (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to an agreement, applicable law, or otherwise).

(d) Limitation on Indemnification. Notwithstanding any other provision of this Section 12, the aggregate indemnification to be paid by a Party hereunder with respect to breaches of representations and warranties hereunder shall not exceed the Purchase Price.

13. Termination.

(a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i) the Purchaser and the Seller may terminate this Agreement by mutual written agreement at any time prior to the Closing;

(ii) the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing Date (A) pursuant to Section 7, (B) if the aggregate of the Liabilities exceeds $0; (C) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect and the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of two (2) days after the notice of breach; (D) if the Closing shall not have occurred in accordance with Section 3(a), by reason of the failure of any condition precedent under Section 11(a) (unless the failure results primarily from the Purchaser breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing Date (A) in the event the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of two (2) days after the notice of breach or (B) if the Closing shall not have occurred in accordance with Section 3(a), by reason of the failure of any condition precedent under Section 11(b) (unless the failure results primarily from the Seller breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. The Seller shall in no event be permitted to terminate this Agreement pursuant to Section 13(a)(iii) and allowed to retain the Cash Deposit or be released from his obligation sell the Seller Shares to the Purchaser unless prior to or accompanying any notice of termination delivered hereunder, the Seller have notified the Law Firm in writing that the Escrow Deposit may released to the Purchaser. If the Purchaser terminates this Agreement pursuant to any of Sections 13(a)(ii)(B) - (D), then the Seller shall immediately pay to the Purchaser any portion of the Purchase Price theretofore paid by the Purchaser and the Seller shall immediately notify the Law Firm in writing that any amounts held in escrow by it may released to the Purchaser. Except as aforesaid, if this Agreement terminates pursuant to this Section 13, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except for any Liability of a Party that is then in breach.

(c) Termination for Cause. In the event that the transaction would have closed but for the failure of the Seller to close, then the Seller shall reimburse the Purchaser for its documented reasonable legal fees and related out-of-pocket expenses the Purchaser has incurred in connection with the transaction in an amount not to exceed a maximum of $50,000. The Purchaser agrees that any damages payable on account of any breach of this Agreement shall be expressly limited to such amount. In the event that the transaction would have closed but for the failure of the Purchaser to close, then the Seller shall retain the Cash Deposit as liquidated damages regardless of his actual damages to the extent permitted under California law.

14. Miscellaneous.

(a) Facsimile Execution and Delivery. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

(b) Confidentiality; Press Releases and Public Announcements. Except as and to the extent required by law, no Party will disclose or use and will direct its representatives not to disclose or use any information with respect to the transaction which is the subject to this Agreement, without the consent of the other Parties. Neither the Seller nor the Company shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Purchaser; provided, however, that the Company may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities(in which case the Seller and the Company will use their best efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of the Purchaser and the Seller, as applicable; provided, however, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder, but no such assignment shall operate to release the Purchaser or a successor from any obligation hereunder unless and only to the extent that the Seller agrees in writing.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute the same instrument.

(g) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller (or the Company prior to the Closing):

Henry C. Casden, Esq.
Law Offices of Henry C. Casden
El Paseo Professional Plaza
74090 El Paseo, Suite 205
Palm Desert, California 92260
Tel: (760) 568-5699
Fax: (760) 341-3635 or (760) 406-5799

If to the Purchaser:

c/o Robert L. B. Diener, Esq.
122 Ocean Park Blvd.
Suite 307
Santa Monica, CA 90405
Tel: (310) 396-1691
Fax: (310) 362-8887

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller or their respective representatives. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each of the Parties and the Company will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that the Company has not borne or will not bear any of the Seller’s costs and expenses (including any of his legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. At its option, the Purchaser may treat its costs and expenses incurred in connection with this transaction as advances to the Company, with such costs and expenses being paid by the Company, for which the Company will issue a promissory note to the Purchaser in the amount of such advances at the Closing. Such advances shall not be deemed a Liability of the Company, as defined in this Agreement.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Nothing in the disclosure Schedules attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the disclosure Schedules identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item in the disclosure Schedules or supplied in connection with the Purchaser due diligence review, shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

(n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 14(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

(p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Los Angeles County, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 14(h) above. Nothing in this Section 14(p), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

[signature pages follow]

The Seller Signature Page

IN WITNESS WHEREOF, the undersigned the Seller has duly executed this Agreement the date first above written.

/s/ Henry C. Casden
Henry C. Casden

Purchaser Signature Page

IN WITNESS WHEREOF, the undersigned Purchaser has duly executed this Agreement the date first above written.

FOUNTAINHEAD CAPITAL MANAGEMENT LIMITED:

By:	/s/ Robert L.B. Diener
Name: Robert L.B.Diener, Esq. Title: Attorney-in-fact

Company Signature Page

IN WITNESS WHEREOF, the Company has duly executed this Agreement the date first above written.

CYBERSPACE VITA, INC.

By:	/s/ Henry C. Casden
Name: Henry C. Casden Title: President

Signature Page for Principal Executive Officer of the Company

IN WITNESS WHEREOF, the undersigned being the Principal Executive Officer of the Company has duly executed this Agreement as of the date first above written.

PRINCIPAL EXECUTIVE OFFICER:
/s/ Henry C. Casden
Name: Henry C. Casden Executing this Agreement in his individual capacity in order to induce the Purchaser to enter into this Agreement

SCHEDULE A
A. Seller Shares

Date of Acquisition of Seller Shares	Number of Seller Shares

11/7/2006 (issued on October 1, 2007)	4,000,000

EXHIBIT A

NAME OF PURCHASER	PERCENTAGE

Fountainhead Capital Management Limited	100%

EXHIBIT B

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of April 15, 2008 (“Agreement”), among Thelen Reid Brown Raysman & Steiner LLP (the “Escrow Agent”), Henry C. Casden (the “Seller”), and the entity listed on Schedule I (the “Purchaser”). The Escrow Agent, the Seller and the Purchaser are sometimes individually referred to herein as a “Party” and collectively, as the “Parties”.

BACKGROUND

The Seller, Purchaser and Cyberspace Vita, Inc. (the “Company”) have entered into that certain Purchase Agreement dated as of April 15, 2008 but effective as of the Closing Date (the “Purchase Agreement”), pursuant to which the Purchaser has agreed to purchase from the Seller and the Seller has agreed to sell 4,000,000 shares of the Company’s common stock (the “Shares”) representing all the shares owned by the Seller and which represents approximately 80.8% of the issued and outstanding stock of the Company for a cash consideration in the aggregate amount of $400,000.00 (the “Purchase Price”). Defined terms used herein and which are not otherwise defined in this Agreement are defined in the Purchase Agreement.

In accordance with the terms and subject to the conditions of the Purchase Agreement and to induce the consummation of the transactions contemplated thereby, the Parties agree to deliver the following to the Escrow Agent on April 30, 2008: (i) the Purchaser shall deposit the Escrow Deposit and the Broker Payments by wire transfer to Escrow Agent and (ii) the Seller shall deliver the Certificates to the Escrow Agent. The Escrow Deposit together with the Broker Payments and Certificates are hereinafter referred to as the “Escrow Deposits”. This Agreement governs the maintenance and release of the Escrow Deposits from escrow.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Appointment of Escrow Agent.

The Seller and the Purchaser hereby appoint the Escrow Agent as escrow agent and the Escrow Agent accepts that appointment and agrees to hold and dispose of the Escrow Deposits in accordance with the terms of this Agreement. Escrow Agent acknowledges receipt of fair and reasonable consideration for its services.

2. Release of the Escrow Deposits.

(a) If any of the following occur, then the Escrow Agent shall promptly (and in any event within five (5) business days) release the Escrow Deposits and the Broker Payment to the Purchaser and the Certificates to the Seller:

(i) The Purchaser notifies the Escrow Agent in writing prior to the Closing that an event as described in Section 13(a)(ii) of the Purchase Agreement has occurred which in the Purchaser’s sole opinion cannot be resolved to the satisfaction of the Purchaser;

(ii) The Seller notifies the Escrow Agent in writing prior to the Closing that an event as described in Section 13(a)(iii) of the Purchase Agreement has occurred which in the Seller’s sole opinion cannot be resolved to the satisfaction of the Seller;

(iii) The Parties fail to execute a Purchase Agreement on or prior to the date of execution of this Agreement;

(iv) A Closing fails to occur by the close of business on the Closing Date, as defined in the Purchase Agreement;

(v) Prior to the Closing, the Company fails in a timely manner to file any reports required to be filed with the U.S. Securities and Exchange Commission;

(b) If all of the conditions of the Purchaser and Seller to the Closing that are specified in the Purchase Agreement (except those that have been waived by the parties) occur and the Purchaser pays the Purchase Price in accordance with the Purchase Agreement, then the Escrow Agent shall promptly (and in any event within five (5) business days) release (i) the Escrow Deposit less any Liabilities by wire transfer to the Seller, (ii) the Certificates to the Purchaser in accordance with the terms of the Purchase Agreement, (iii) the Broker Payments as set forth in the Purchase Agreement and (iv) if applicable, any payment of Liabilities as set forth in Purchase Agreement.

(c) Notwithstanding any other provision of this Agreement, if at any time Escrow Agent shall receive from the Purchaser and the Seller (prior to being directed to take action by a court) joint written instructions as to the delivery of the Escrow Deposits, Escrow Agent shall deliver the Escrow Deposits in accordance with such joint written instructions.

(d) The Escrow Agent may at any time commence an action in the nature of interpleader or other legal proceedings and may deposit the Escrow Deposits with the clerk of the court. In the event of any dispute regarding who is entitled to the Escrow Deposits at any time, the Escrow Agent shall not release the Escrow Deposits to either the Purchaser or the Seller and may commence an interpleader action as aforesaid or may cause the Purchase Price to be paid to and the Certificates deposited with a court of competent jurisdiction whereupon it shall cease to have any further obligation hereunder.

(e) Upon any delivery or deposit of the Escrow Deposits as provided in this Section 2, the Escrow Agent shall be released and discharged from any further obligation under this Agreement.

3. Concerning the Escrow Agent.

(a) The Escrow Agent shall not have any liability to any of the parties to this Agreement or to any third party arising out of its services as Escrow Agent under this Agreement, except for damages directly resulting from the Escrow Agent's gross negligence or willful misconduct.

(b) The Purchaser and the Seller shall jointly and severally indemnify the Escrow Agent and hold it harmless against any loss, liability, damage or expense (including reasonable attorneys' fees) that the Escrow Agent may incur as a result of acting as escrow agent under this Agreement, except for any loss, liability, damage or expense arising from its own gross negligence or willful misconduct. As between the Purchaser and the Seller, such obligations shall be borne equally by the Purchaser and the Seller. For this purpose, the term "attorneys' fees" includes fees payable to any counsel retained by the Escrow Agent in connection with its services under this Agreement and, with respect to any matter arising under this Agreement as to which the Escrow Agent performs legal services, its standard hourly rates and charges then in effect.

(c) The Escrow Agent shall be entitled to rely upon any judgment, notice, instrument or other writing delivered to it under this Agreement without being required to determine the authenticity of, or the correctness of any fact stated in, that document and irrespective of any facts the Escrow Agent may know or be deemed to know in any other capacity. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or receipt or advice or make any statement or execute any document in connection with this Agreement has been duly authorized to do so.

(d) The Escrow Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The Escrow Agent shall not have any obligations arising out of or be bound by the provisions of any other agreement, written or oral, including, but not limited to, the Purchase Agreement.

(e) The Seller acknowledges that it knows that the Escrow Agent has represented the Purchaser in connection with the Purchase Agreement and this Agreement and that it may continue to represent Purchaser in that connection and in connection with the transactions contemplated by those agreements, including, but not limited to, in connection with any disputes that may arise under either of those agreements. The Escrow Agent shall not be precluded from or restricted from representing the Purchaser or any of its respective affiliates or otherwise acting as attorneys for the Purchaser or any of its affiliates in any matter, including, but not limited to, any court proceeding or other matter related to the Purchase Agreement, this Agreement or the transactions contemplated by the Purchase Agreement or this Agreement or the Escrow Deposit, whether or not there is a dispute between Purchaser and Seller with respect to any such matter; The Seller irrevocably consents to any such representation and waives any conflict or appearance of conflict with respect to any such representation.

(f) All of the Escrow Agent's rights of indemnification provided for in this Agreement shall survive the resignation of the Escrow Agent, its replacement by a successor Escrow Agent, its delivery or deposit of the Escrow Deposit in accordance with this Agreement, the termination of this Agreement, and any other event that occurs after this date.

(g) The Escrow Agent shall have no responsibility with respect to the sufficiency of the arrangements contemplated by this Agreement to accomplish the intentions of the Parties.

4. Representations.

The Purchaser and the Seller represent and warrant to the Escrow Agent that each of them has full power and authority to enter into and perform this Agreement; that this Agreement was duly authorized by all necessary corporate or other action, to the extent applicable; and that this Agreement is enforceable against each of them in accordance with its terms.

5. Resignation; Successor Escrow Agent.

The Escrow Agent (and any successor escrow agent) may at any time resign as such upon 30 days prior notice to each of the other Parties. Upon receipt of a notice of resignation, each of the other Parties shall use their best efforts to select a successor agent within 15 days, but if within such 15 day period the Escrow Agent has not received a notice signed by the Parties appointing a successor escrow agent and setting forth its name and address, the Escrow Agent may (but shall not be obligated to) select on their behalf a bank or trust company to act as successor escrow agent, for such compensation as that bank or trust company customarily charges and on such terms and conditions not inconsistent with this Agreement as that bank or trust company reasonably requires. The fees and charges of any successor escrow agent shall be payable out of the Escrow Deposits. A successor escrow agent selected by the resigning Escrow Agent may become the Escrow Agent by confirming in writing its acceptance of the position. Purchaser and Seller shall sign such other documents as the successor escrow agent reasonably requests in connection with its appointment.

6. Notices.

All notices, instructions, objections or other communications under this Agreement shall be in writing and shall be deemed given when sent by United States registered mail, return receipt requested, to the respective Parties at the following addresses (or at such other address as a party may specify by notice given in accordance with this paragraph):

If to Purchaser:

c/o Robert L. B. Diener, Esq.
122 Ocean Park Blvd.
Suite 307
Santa Monica, CA 90405
Tel (310) 396-1691
Fax (310) 362-8887

If to the Seller:

Henry C. Casden, Esq.
Law Offices of Henry C. Casden
Tel:  El Paseo Professional Plaza
74090 El Paseo, Suite 205
Palm Desert, California 92260
Tel: (760) 568-5699
Fax: (760) 341-3635 or (760) 406-5799

If to the Escrow Agent:

Thelen Reid Brown Raysman & Steiner LLP
701 Eighth Street, NW
Washington, DC 20001
Tel: (202) 508-4281
Fax: (202) 654-1804
Attn: Louis A. Bevilacqua, Esq.

7. Miscellaneous.

(a) The Escrow Agent shall serve under this Agreement without fee, but the Purchaser and the Seller shall jointly and severally pay to the Escrow Agent on demand, out of the Escrow Deposit or otherwise, all costs and expenses, including, without limitation, the costs of any interpleader or similar action, incurred by the Escrow Agent in performing its services under this Agreement. As between the Purchaser and the Seller, such obligations shall be borne equally by the Purchaser and the Seller.

(b) If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid or unenforceable in any jurisdiction the remaining provisions of this Agreement shall not be affected thereby, and the invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable that provision in any other jurisdiction. It is understood, however, that the Parties intend each provision of this Agreement to be valid and enforceable and each of them waives all rights to object to any provision of this Agreement.

(c) This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and shall not be enforceable by or inure to the benefit of any third party. No Party may assign its rights or obligations under this Agreement or any interest in the Escrow Deposit without the written consent of the other parties unless otherwise specified herein, and any other purported assignment shall be void. In no event shall the Escrow Agent be required to act upon, or be bound by, any notice, instruction, objection or other communication given by a person other than, nor shall the Escrow Agent be required to deliver the Escrow Deposits to any person other than, the Purchaser or the Seller.

(d) This Agreement shall be governed by and construed in accordance with the law of the State of California applicable to agreements made and to be performed in California.

(e) The courts of State of California and the United States District Courts for State of California shall have exclusive jurisdiction over the Parties (and the subject matter) with respect to any dispute or controversy arising under or in connection with this Agreement. A summons or complaint or other process in any such action or proceeding served by mail in accordance with Section 6 of this Agreement or in such other manner as may be permitted by law shall be valid and sufficient service.

(f) This Agreement contains a complete statement of all of the arrangements among the Parties with respect to its subject matter and cannot be changed or terminated orally. Any waiver must be in writing.

(g) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

(h) The section headings used herein are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

SIGNATURES ON THE FOLLOWING PAGE

The Seller Signature Page

IN WITNESS WHEREOF, the undersigned the Seller has duly executed this Agreement the date first above written.

/s/ Henry C. Casden
Henry C. Casden

Purchaser Signature Page

IN WITNESS WHEREOF, the undersigned Purchaser has duly executed this Agreement the date first above written.

FOUNTAINHEAD CAPITAL MANAGEMENT LIMITED

By:	/s/ Robert L.B. Diener
Name: Robert L.B.Diener, Esq. Title: Attorney-in-fact

Escrow Agent Signature Page

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement the date first above written.

ESCROW AGENT: THELEN REID BROWN RAYSMAN & STEINER LLP

By:	/s/ Louis A. Bevilacqua
For Louis A. Bevilacqua, Esq.

SCHEDULE I

NAME OF PURCHASER	PERCENTAGE

Fountainhead Capital Management Limited	100%

DISCLOSURE SCHEDULES

Schedule 5(m)
Adverse Changes

None.